Exhibit 10.8

ABBOTT LABORATORIES
NON-EMPLOYEE DIRECTOR NON-QUALIFIED REPLACEMENT STOCK OPTION AGREEMENT

Abbott Laboratories (the “Company”) hereby grants to «First_Name» «MI» «Last_Name», a Non-Employee Director of the Company (the “Director”), a Non-Qualified Replacement Stock Option (the “Option”) to purchase from time to time all or any part of a total of «NQSOs» Shares subject to this Option, at the price of $«Option_Price» per Share, such price being not less than 100% of the Fair Market Value of the Shares on the date hereof (the “Exercise Price”), under the terms and conditions set forth in this Non-Qualified Replacement Stock Option Agreement (the “Agreement”), and is granted with respect to an Option (the “Original Option”), the original term of which was set to expire on «Expiration_Date» (the “Expiration Date”).

This Option is granted this «Grant_Day» day of «Grant_Month», 20    , under the Company’s 1996 Incentive Stock Program (the “Program”).  This Agreement incorporates and is subject to the provisions of the Program.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program, and in the event of any inconsistency between the provisions of this Agreement and the provisions of the Program, the Program shall control.

The terms and conditions of the Option are as follows:

1.                    This Option may, but need not, be exercised in installments, but only within the time periods and subject to the conditions described below.  This Option may be exercised only after six months have elapsed from the date of its grant.  In no event shall this Option be exercisable on or after the date on which the Original Option would have terminated or at any other time when the Original Option would not have been exercisable.

2.                    In the event of death of the holder of the Option, this Option may be exercised within the term of the Option and only by the executor or administrator of the estate of the holder of the Option or the person or persons to whom rights under the Option have passed by will or the laws of descent and distribution, subject to Section 3 below.

3.                    This Option is not transferable otherwise than (i) by will or the laws of descent and distribution or (ii) by the Director as a gift to the Director’s spouse, child or grandchild (the Director’s “Immediate Family”) or to a family trust, a family partnership, a family limited liability company, or a similar arrangement for the benefit of members of the Director’s Immediate Family.  It may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void and without effect.

4.                    This Option may be exercised only by delivering to the Secretary or other designated employee of the Company a written notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and accompanied by payment of the full Exercise Price of the Shares being purchased in cash, or by the surrender of other Shares of the Company having a then fair market value equal to the full Exercise Price, or, by the delivery of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the full Exercise Price, or a combination thereof, plus payment in cash or, by withholding or delivery of Shares, of the full amount of any taxes which are to be withheld and paid with respect to such exercise, and in the event the Option is being exercised by a person or persons other than the Director, such appropriate tax clearances, proof of the right of such person or persons to exercise the Option, and other pertinent data as the Company may deem necessary.

5.                    The Company shall not be required to issue or deliver any Shares purchased upon any exercise pending compliance with all applicable federal and state securities and other laws (including any registration requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

6.                    The Director may satisfy any federal, state, local or foreign taxes arising from any transaction related to the exercise of the Option by (i) tendering a cash payment, (ii) having the Company withhold Shares from the Option exercised to satisfy the minimum applicable withholding tax, (iii) tendering Shares received in connection with the Option back to the Company, or (iv) delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.  The Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Director upon any exercise of the Option or from any other compensation or other amount owing to the Director such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.  If the Company withholds from the Shares for tax purposes, the Director is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying any such taxes, requirements and withholding obligations.

7.                    The Option is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that this Agreement is subject to Code Section 409A and fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Director’s consent, amend the Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

8.                    In the event there is a change in the number of issued Shares without new consideration to the Company (such as by stock dividends or stock split-ups), then (i) the number of Shares at the time unexercised under this Option shall be changed in proportion to such change in issued Shares; and (ii) the Exercise Price for the unexercised portion of the Option shall be adjusted so that the aggregate consideration payable to the Company upon the purchase of all Shares not theretofore purchased shall not be changed.

If the outstanding Shares shall be combined, or be changed into another kind of stock of the Company or into securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the person or persons entitled to exercise this Option shall thereafter be entitled to receive, upon due exercise of any portion of the Option, the securities which that person would have been entitled to receive for Shares acquired through exercise of the same portion of such Option immediately prior to the effective date of such recapitalization, reorganization, sale, merger, consolidation, spin-off, etc.  If appropriate, due adjustment shall be made in the per share or per unit price of the securities purchased on exercise of this Option following said recapitalization, reorganization, sale, merger, consolidation, spin-off, etc.

9.                    In the event the purchase price of the Shares covered by this Option or any taxes due on its exercise are paid by the surrender of other Shares or, for payment of withholding taxes, by withholding of Shares, the Director will be granted an Option (the “Replacement Option”) to purchase a number of Shares equal to the number of Shares surrendered and/or withheld, provided the then fair market value of the Shares covered by this Option is at least twenty-five percent (25%) higher than such purchase price.  The purchase price under the Replacement Option will be the fair market value of the Shares covered by the Replacement Option as of the grant date of the Replacement Option.  The Replacement Option will be a non-qualified stock option, first exercisable six (6) months from the Replacement Option grant date, with a term equal to the remainder of the term of the Original Option.  An additional Replacement Option will not be granted upon the exercise of a previously issued Replacement Option if that previously granted Replacement Option is exercised in the same calendar year that it was granted.

10.     For purposes of this Agreement, “Personal Data” shall mean certain personal information about the Director held by the Company and its Subsidiaries, including, but not limited to, the Director’s name, home address and telephone number, date of birth, Social Security Number or other Director Identification Number, salary, nationality, job title, the number of Shares (if any) owned by the Director, whether the Director is a member of the Board of Directors of the Company or of any of its Subsidiaries, details of all stock options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Director’s favor for the purpose of managing and administering the Program or this Option.  The Option granted hereunder shall be interpreted to effect the original intent of the Company as closely as possible to the fullest extent permitted by applicable law (including, without limitation, any laws governing data privacy).  If any condition or provision of this Agreement is invalid, illegal, or incapable of being enforced under any applicable law or regulation governing data privacy, including the privacy laws and regulations of the

European Economic Area, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

By accepting the Option, the Director voluntarily and unambiguously acknowledges and consents to the collection, use, processing and transfer of Personal Data as described in this Section, in electronic or other form.  The Director is not obligated to consent to such collection, use, processing and transfer of Personal Data.  However, failure to provide the consent may affect the Director’s ability to participate in the Program.  The Director understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Director’s participation in the Program, and the Company and/or any of its Subsidiaries may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Program, including UBS or such other stock plan service provider as may be selected by the Company in the future.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States and the recipients’ country (e.g., the United States) may have different privacy laws and protections than the Director’s country.  The Director understands that the Director may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Secretary of the Company. The Director hereby authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Director’s participation in the Program, including any transfer of such Personal Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Director’s behalf to a broker or other third party with whom the Director may elect to deposit any Shares acquired pursuant to the Program.  The Director understands that Personal Data may be held only as long as is necessary to implement, administer and manage the Director’s participation in the Program.  The Director may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to such data.  The Director may, at any time, withdraw the consents herein in writing, in any case without cost, by contacting the Company; however, withdrawing such consent may affect such Director’s ability to participate in the Program.

11.     This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Director and the Director’s Representative.

12.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

13.     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer